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EXHIBIT 3.1
                         FIRST CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                                800PET.COM, INC.

                Under Section 805 of the Business Corporation Law

         It is hereby certified that:

         1.       The name of the Corporation is 800Pet.Com, Inc.

         2. The Certificate of Incorporation of the Corporation was filed by the Department of State on December 1, 1999.

         3.       The Certificate of Incorporation is amended as follows:

                  To amend Article FOURTH of the Certificate of Incorporation to designate the rights and preferences of 780,000 shares of Series A Preferred Stock. Accordingly, Article FOURTH of the Certificate of Incorporation is hereby amended and changed to read, in its entirety, as follows:

                  AFOURTH. The total number of shares of stock which the corporation shall have authority to issue is twenty-one million (21,000,000), of which twenty million (20,000,000) shares of the par value of one mil ($.001) each, amounting in the aggregate to twenty thousand ($20,000), shall be common stock and of which one million (1,000,000) shares of the par value of one mil ($.001) each, amounting in the aggregate to one thousand ($1,000), shall be preferred stock.

                  The voting powers, designations, preferences and relative, participating optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the preferred stock, in one or more series, shall be fixed by one or more resolutions providing for the issue of such stock adopted by the Corporation's board of directors, in accordance with the provisions of Section 502 of the Business Corporation Law of New York and the board of directors is expressly vested with authority to adopt one or more such resolutions. In this respect, the Corporation hereby designates 780,000 shares of its Preferred Stock as "Series A Preferred Stock" with the following rights, preferences and privileges:

         Dividends. Each Share is entitled to cumulative annual dividends of $.06 (i.e. 6% of the liquidation preference) payable on the last business day of April of each year commencing April 2001 with a record date to be fixed annually by the Board of Directors. The first dividend payment shall be pro rated for the period from the date of issuance until December 31, 2000. Unpaid dividends will accumulate and be payable before payment of dividends on the Common Stock.

         Conversion Features. At the option of the holder, each Share of Series A Preferred Stock is convertible into Common Stock at any time prior to redemption or the Company's filing of a registration statement with the Securities and Exchange Commission at the conversion rate defined herein. The conversion rate shall be one share of Common Stock to be issued for each share of Series A Preferred



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Stock. Upon the completion of an initial public offering of the Company's securities, each outstanding share of Series A Preferred Stock shall automatically convert into Common Stock at the conversion rate defined herein. In the event of conversion, accrued and unpaid dividends must be paid within ten business days of the conversion date. In the event that the Company completes an initial public offering of its securities, of which no assurances can be given, then the conversion ratio shall be calculated by the formula set forth below. (No adjustment shall be made to the conversion ratio in such cases where the Series A Preferred Stock is converted into Common Stock prior to the effective date of a registration statement for an initial public offering of the Company's securities.)

         $2.00 divided by the initial public offering price per share of Common Stock equals the number of shares of Common Stock issuable upon conversion of one share of Series A Preferred Stock. (For example, if the initial public offering price is $.50 per share, the conversion rate shall be four shares of Common Stock for each share of Series A Preferred Stock. If the initial public offering price is $4.00 per share, then the conversion rate shall be .5 shares of Common Stock for each share of Series A Preferred Stock.) No fractional shares shall be issued upon conversion of the Series A Preferred Stock and all amounts will be rounded to the nearest whole share.

         Redemption Rights. Commencing January 1, 2001, the Series A Preferred Stock is redeemable at $1.25 per share plus accrued and unpaid dividends, subject to the holder's right to convert the Series A Preferred Stock into Common Stock at any time up to the close of business on the day preceding the redemption date.

         Voting Rights. Preferred Shares are not entitled to vote, except as otherwise provided by the New York Corporation Law.

         Preference on Liquidation. Each Preferred Share will be entitled to a preference on liquidation equal to $1.00 per share plus accrued and unpaid dividends.

         The conversion ratio, redemption rights and liquidation preference are subject to adjustment by the Board of Directors due to stock splits, stock dividends, combinations, recapitalizations and the like.

         4. Pursuant to Section 803(a) of the Business Corporation Law, this amendment to the Certificate of Incorporation was authorized by unanimous consent of the board of directors of the Corporation on March 31, 2000 pursuant to Section 708(b) of the Business Corporation Law and by the unanimous consent of all the common stockholders of the Corporation on March 31, 2000 pursuant to
Section 615(a) of the Business Corporation Law.

IN WITNESS WHEREOF, the undersigned hereby affirms that statements made herein are true and under penalties of perjury.

Dated: March 31, 2000                   ---------------------------------------
                                        Nicholas J. Seccafico, Jr., President

                                        ---------------------------------------
                                        Adrienne Grody, Assistant Secretary




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